UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2011

KBS REAL ESTATE INVESTMENT TRUST II, INC.

(Exact name of registrant specified in its charter)

Maryland	000-53649	26-0658752
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Portfolio Loan

On January 28, 2011, KBS Real Estate Investment Trust II, Inc. (the “Company”), through indirect wholly owned subsidiaries (the “Borrowers”), entered into a five-year portfolio loan with Wells Fargo Bank, N.A. (the “Lender”) dated January 27, 2011 for an amount up to $360.0 million (the “Portfolio Loan”). As of January 28, 2011, $233.6 million had been disbursed to the Borrowers with the remaining loan balance of $126.4 million (the “Holdback”) available for future disbursements, subject to certain conditions set forth in the loan agreement. In addition, in the event of tenant expansions meeting requirements set forth in the loan agreement, the principal amount of the Portfolio Loan may be increased to $372.0 million. The Company incurred approximately $1.5 million in net loan costs in conjunction with the initial funding of the Portfolio Loan. The initial maturity date of the Portfolio Loan is January 27, 2016, with two one-year extension options, subject to the satisfaction of certain conditions by the Borrowers. The Portfolio Loan bears interest at a floating rate of 215 basis points over one-month LIBOR during the initial term of the loan, 240 basis points over one-month LIBOR during the first extension period of the loan and 265 basis points over one-month LIBOR during the second extension period of the loan. Monthly payments are interest only with the entire principal amount due at maturity, assuming no prior prepayment. The Borrowers may, upon no less than three business days’ notice to the Lender, prepay all or a portion of the Portfolio Loan, subject to possible exit fees. Any prepayment made on or after October 27, 2015 will not be subject to a prepayment fee.

On January 31, 2011, the Company entered into the following interest rate swap agreements with the Lender:

Derivative Instruments	Effective Date	Maturity Date	Notional Value	Reference Rate
Interest Rate Swap	02/01/11	02/01/14	$ 80,150,000	One-month LIBOR/ Fixed at 1.2875%
Interest Rate Swap	02/01/11	02/01/15	8,400,000	One-month LIBOR/ Fixed at 1.75%
Interest Rate Swap	02/01/11	01/01/16	56,150,000	One-month LIBOR/ Fixed at 2.155%

These swap agreements, along with an existing $69.0 million swap agreement, effectively fix the interest rate on $213.7 million of the outstanding loan balance at 3.89%. The effective interest rate on the swapped portions of the Portfolio Loan will change upon the maturity of the respective interest rate swap agreements. In addition, the Company may enter into future interest rate swap agreements on portions of the Portfolio Loan that are not currently subject to a swap agreement.

In connection with the closing of the Portfolio Loan, the Company consolidated into the Portfolio Loan, a portfolio bridge loan with an outstanding balance of $40.6 million and a mortgage loan secured by National City Tower with an outstanding principal balance of $69.0 million. The $233.6 million outstanding under the Portfolio Loan reflects the consolidated loans. The Company also expects to repay in full, using amounts available under the Holdback, a $16.9 million mortgage loan secured by Torrey Reserve West upon its maturity on March 10, 2011. The Company expects to use the remaining proceeds from the Portfolio Loan for future acquisitions and liquidity needs. There can be no assurance that the Company will meet the conditions for disbursements under the Holdback.

The Portfolio Loan is secured by Hartman II Business Center, Plano Business Park, Horizon Tech Center, Dallas Cowboys Distribution Center, Crescent VIII, National City Tower, Granite Tower, Gateway Corporate Center and in the future, the Portfolio Loan may be secured by certain additional real estate properties currently owned by the Company or which may be acquired by the Company, subject to certain terms of the loan agreement. KBS REIT Properties II, LLC (“REIT Properties II”) is providing a limited guaranty of the repayment of the entire amount due under the Portfolio Loan upon the occurrence of a bankruptcy or insolvency of any of the Borrowers. It also is guaranteeing the repayment of all losses, costs and other expenses incurred by the Lender as a result of (i) certain material misrepresentations or other acts of bad faith by the Company, REIT Properties II, any of their affiliates or any of the Borrowers, (ii) the violation of certain other covenants of the Borrowers contained in the loan agreement or (iii) the Lender being prevented from obtaining or applying insurance proceeds in connection with Granite Tower due to the provisions of the Granite Tower condominium declaration. REIT Properties II is an indirect wholly owned subsidiary of the Company and indirectly wholly owns all of the Company’s properties.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANT

The information required by Item 2.03 is included in Item 1.01 above and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: February 2, 2011	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer